Exhibit 10(d)

SEVERANCE COMPENSATION AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into as of the date set forth below, by and between ENERGEN CORPORATION, an Alabama corporation (“Energen”), and the Executive identified below ("the Executive").

Date:                                  ,

Executive:

Factor:        [100,150, 200, 300]% (see Section 3)

Base Period [ 12, 18, 24, 36] months commencing on the date of a Change in Control (See Section 1(a))

W I T N E S S E T H:

WHEREAS, Executive is an effective and valuable employee of Energen and/or one or more of its subsidiaries;

WHEREAS, Executive desires certain assurances with respect to any change in control of Energen;

WHEREAS, Energen recognizes that the uncertainties involved in a potential or actual change in control of Energen could result in the distraction or departure of management personnel such as Executive to the detriment of Energen and its shareholders; and

WHEREAS, Energen desires to lessen the personal and economic pressure which a potential or actual change in control may impose on Executive and thereby facilitate Executive's ability to bargain successfully for the best interests of Energen's shareholders in the event of such a change in control;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Energen and Executive hereby agree as follows:

Section 1. Definitions. As used in this Agreement the following words and terms shall have the following meanings:

(a)    "Applicable Period" means the period commencing with the occurrence of a Change in Control and ending on the last day of the “Base Period” specified at the beginning of this Agreement.

(b)    "Cause" Termination of employment by Employer for "Cause" shall mean termination based on any of the following:

(1)    The willful and continued failure by the Executive to substantially perform Executive's duties with Employer (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive specifically identifying the manner in which Executive has not substantially performed Executive's duties;

(2)    The engaging by Executive in willful misconduct which is demonstrably injurious to Employer monetarily or otherwise; or

(3)    The conviction of Executive of a felony.

(c)    "Change in Control" means the occurrence of any one or more of the following:

(1)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of Energen (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Energen entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Energen or any corporation controlled by Energen shall not constitute a Change in Control;

(2)    Individuals who, as of January 1, 2017, constitute the Board of Directors of Energen (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Energen (the “Board of Directors”); provided, however that any individual becoming a director subsequent to such date whose election, or nomination for election by Energen’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; and

(3)    Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets, of Energen (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Energen or all or substantially all of Energen’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Energen or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

(d)    "Code" means the Internal Revenue Code of 1986, as the same may be from time to time amended.

(e)    "Compensation" means an amount equal to the sum of (A) plus (B), where (A) is the Executive's annualized base salary in effect immediately prior to the Change in Control, and (B) is the highest annual bonus awarded Executive by Employer pursuant to the Energen Annual Incentive Compensation Plan (or any successor annual cash incentive plan) with respect to the three (3) fiscal years immediately preceding the fiscal year in which the Change in Control occurs. Compensation shall be calculated without reduction for any amounts deferred by the Executive pursuant to the Energen Corporation 1997 Deferred Compensation Plan.

(f)    "Date of Termination" means the first date on which Executive is no longer employed by any Employer.

(g)    “Employer” means, severally and collectively as applicable, any one or more of the following entities: (i) Energen, (ii) Energen’s Subsidiaries, (iii) any party to a Change in Control and (iv) any entity controlled by or under common control with a party to a Change in Control.

(h)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(i)    "Good Reason" means the occurrence during an Applicable Period of any of the following events without Executive's prior written consent:

(1)    The assignment to Executive by Employer of duties inconsistent with Executive's authority, duties, and responsibilities with Energen and its Subsidiaries immediately prior to the Change in Control, or a change in Executive's titles or offices as in effect immediately prior to the Change in Control, or any removal of Executive from or any failure to re-elect or elect Executive to any of such positions, or comparable positions with Employer, if such assignment, change, or removal results in a material diminution in Executive's authority, duties, or responsibilities with Employer as compared to Executive’s position with Energen and its Subsidiaries prior to the Change in Control or any other action by Employer that results in a material diminution in Executive's authority, duties, or responsibilities;

(2)    A material diminution in Executive’s base compensation from that in effect prior to the Change in Control;

(3)    A failure by Employer to provide short and long-term incentive opportunities comparable to opportunities available to Executive prior to the Change in Control, which failure results in a material diminution in the overall compensation payable to the Executive;

(4)    A failure by Employer to use its best efforts to provide Executive with either the same fringe benefits (including retirement benefits and paid vacations) as were provided to Executive prior to the Change in Control or a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Change in Control, is substantially comparable in all material respects to the fringe benefits (taken as a whole) in effect prior to the Change in Control, which failure results in a material diminution in the overall compensation payable to the Executive;

(5)    Executive's relocation by Employer to any place more than 50 miles from the location at which Executive performed the substantial portion of Executive's duties prior to the Change in Control, except for required travel by Executive on Employer’s business to an extent substantially consistent with Executive's business travel obligations immediately prior to such Change in Control; or

(6)    Any material breach by Energen of any provision of this Agreement or any other agreement between Energen and Executive.

(j)    "Independent Auditor" means the firm of certified public accountants that at the time of the Change in Control had been most recently engaged by Energen to render an opinion on Energen’s consolidated financial statements, or any other firm of certified public accountants mutually agreeable to Energen and Executive.

(k)    "Notice of Termination" has the meaning set forth in Section 2 of this Agreement;

(l)    "Qualified Termination” means the occurrence during an Applicable Period of

(i)    a termination by all Employers of Executive’s employment other than for Cause, or

(ii)    a voluntary termination of Executive’s employment by Executive for Good Reason.

(m)    “Subsidiary” means any corporation, the majority of the outstanding voting stock of which is owned directly or indirectly, by Energen.

Section 2.    Notice of Cause or Good Reason Termination. During any Applicable Period, any termination for Cause or Good Reason shall be communicated to the other party by written notice ("Notice of Termination") referencing this Agreement and, indicating in reasonable detail the facts and circumstances providing a basis for such termination. For any termination for Good Reason: (i) the Executive must provide such Notice of Termination within 45 days of the initial existence of the fact or circumstance showing Good Reason; (2) the Employer shall have a period of at least 30 days during which it may remedy the condition; and (3) if the Good Reason condition is not remedied during such 30 day cure period, the Executive’s termination for Good Reason shall be effective upon expiration of such 30 day cure period. The failure of Executive or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Executive or Energen hereunder or preclude Executive or Energen from asserting or relying upon the omitted fact or circumstance in enforcing Executive's or Energen's rights hereunder.

Section 3.    Severance Payment. In the event of a Qualified Termination, then Executive shall, subject to the provisions of Sections 5 and 15 hereof, receive as severance pay an amount equal to the Executive’s Compensation multiplied by the “Factor” specified at the beginning of this Agreement. Subject to Section 5 hereof, any severance payment to be made under this Section 3 shall be paid in one payment and in full on or prior to the thirtieth day following the Date of Termination.

Section 4.    Other Benefits. Subject to Sections 5 and 15 hereof, in the event of a Qualified Termination, for a period of twenty-four months commencing with the Date of Termination, Executive and the Executive’s family shall continue to be covered at the expense of Energen by the same or substantially equivalent hospital, medical, dental, vision, accident, disability and life insurance coverages as were provided to Executive and the Executive’s family by Employer immediately prior to the Change in Control; provided, however, that if Executive becomes employed with another employer and is eligible to receive benefits of the type described above from such other employer, Energen's obligation to provide continued coverage under this Section 4 and the continued benefits described herein shall be secondary to those provided by such other employer. Except as may be otherwise agreed by the Executive, all such coverages shall be provided under insured plans.

To the extent any benefits provided under this Section 4 are taxable, such benefits are intended to remain exempt from the requirements of Code section 409A in accordance with the exemptions described in Treas. Reg. secs. 1.409A-1(a)(5) and (b)(9)(i)-(v). In the event any benefits provided under this Section 4 are not exempt from the requirements of Code section 409A, such benefits shall be subject to the limitations described in Section 15 of this Agreement.

Section 5.    Certain Payment Adjustments

(a)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Employer or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value (determined in accordance with Section 280G(d)(4) of the Code) of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes applicable thereto. The determination of the required reduction, if any, shall be determined in the good faith judgment of the Independent Auditor or tax counsel selected by the Independent Auditor. The Employer at its expense shall cause the determination to be made as promptly as reasonably practical.
(b)    The reduction of Covered Payments, if applicable, shall be made by:
(i)    first reducing marginal (as defined below) nonqualified stock options under the Employer’s Stock Incentive Plan (“SIP”) or other Employer plan, then
(ii)     reducing marginal incentive stock options under the SIP or other Employer plan, then
(iii)    reducing performance shares under the SIP or other Employer plan, then
(iv)     reducing the payments under Section 3, then
(v)     reducing payments under the Employer’s Annual Incentive Compensation Plan or other cash incentive plan, then
(vi)    reducing other cash payments, then

(vii)     reducing the benefits under Section 4, then
(viii)    reducing remaining nonqualified stock options under the Employer’s Stock Incentive Plan (“SIP”) or other Employer plan, then
(ix)    reducing remaining incentive stock options under the SIP or other Employer plan, then
(x)     reducing restricted stock units under the SIP or other Employer plan, then
(xi)    reducing restricted stock under the SIP or other Employer plan, and then
(xii)    reducing remaining items of Covered Payments;
provided, however, that the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be so reduced (A) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of section 280G(b)(2)(A) of the Code, and (B) only to the extent necessary to achieve the desired reduction, and further provided that, notwithstanding any provision of this Section 5 to the contrary, the Covered Payments within each category described in clauses (i) through (x) of this Section 5(b) that do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first, followed by the Covered Payments within each category that do constitute nonqualified deferred compensation subject to Section 409A of the Code. For purposes of this subsection (b) a “marginal” stock option has an exercise price that equals 85% or more of the value of the underlying security.
(c)    It is possible that, after the determinations and reductions made pursuant to this Section 5, Executive may receive Covered Payments that are, in the aggregate, either more or less than the limitations provided in subsections (a) and (b) above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Executive shall refund the Excess Payment to the Employer promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274 (d) of the Code), or such higher rate as is necessary to ensure that the Covered Payments do not result in Excise Tax, times a fraction whose numerator is the number of days elapsed from the date of Executive’s receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined that an Underpayment has occurred, the Employer shall pay an amount equal to the Underpayment to Executive within 10 days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

Section 6.	No Obligation To Seek Further Employment; No Effect on Other Benefits.

(a)    Executive shall not be required to seek other employment, nor (except as otherwise provided under Section 4 with respect to insurance coverages) shall the amount of any severance payment or other benefit to be made or provided under this Agreement be reduced by any compensation or benefit earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b)    Subject to Section 5 hereof, any severance payment or benefit to be made or provided under this Agreement is in addition to all other benefits, if any, to which Executive may be entitled under other agreements, plans or programs of Energen.

Section 7.     Continuing Obligations of Executive. As a result of and in connection with Executive’s employment by Employer, Executive is involved in a number of matters of strategic importance and value to Employer including various projects, proceedings, planning processes, and negotiations. Any number of these matters may be ongoing and continuing after the Date of Termination. In addition Employee is privy to proprietary and confidential information of Employer including without limitation, financial information and projections, business plans and strategies, customer and vendor lists and information, and oil and gas properties and prospects. The Executive agrees as follows:
(a)    Non-Compete. For a period of twelve months following the Date of Termination, unless otherwise expressly approved in writing by Energen, the Participant shall not Compete (as defined below) or assist others in Competing with Energen and the Subsidiaries. For purposes of this Agreement, “Compete” means offer to acquire any oil or gas mineral interest or leasehold interest (A) within acreage subject to an Energen or Subsidiary mineral interest, leasehold interest or unit or (B) contiguous to such acreage. Employment by, or an investment of less than one percent of equity capital in, a person or entity which Competes with Energen or the Subsidiaries does not constitute Competition by Participant so long as Participant does not directly participate in, assist or advise with respect to such Competition.

(b)    Non-Solicitation. For a period of twelve months following the Date of Termination, unless otherwise expressly approved in writing by Energen, the Participant shall not directly or indirectly recruit, solicit the employment or services of, or induce employees of Energen or a Subsidiary to terminate such employment; provided, however, that nothing herein shall prohibit a general solicitation not directed to employees of Energen or a Subsidiary.

(c)    Confidentiality. Executive agrees that at all times following the Date of Termination, Executive will not, without the prior written consent of Energen, disclose to any person, firm or corporation any confidential information of Employer which is now known to Executive or which hereafter may become known to Executive as a result of Executive’s employment or association with Employer, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.

(d)     Whistleblower Exceptions. Executive understands and acknowledges that nothing contained in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any federal, state or local governmental agency or commission, or communicating with or otherwise participating in any investigations or proceedings that are protected under the whistleblower provisions of federal law or regulation. Executive shall not be required to provide notice to Energen of, or receive prior authorization from Energen for, any such communications or disclosures. This Agreement does not limit Executive’s right to receive an award for information provided to any such governmental agency or commission.

Section 8.    Payment of Professional Fees and Expenses. Energen agrees to pay promptly as incurred, to the full extent permitted by law, all legal, accounting and other professional fees and expenses (“Professional Fees”) which Executive may reasonably incur (i) as a result of any contest (regardless of the outcome thereof) by Energen, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement); or (ii) as a result of any contest by a taxing authority of Executive’s tax treatment of any amounts received under this or any other Employer agreement or plan to the extent such tax treatment is consistent with the determinations made under Section 5.

Section 9.    Term. This Agreement shall terminate (except to the extent of any unpaid or unfulfilled obligation with respect to a prior termination of Executive’s employment) on the first to occur of (i) any termination of Executive’s employment with Employer which does not constitute a Qualified Termination or (ii) expiration of the Term. The initial “Term” of this Agreement shall be for a period of three years from the date hereof. On each anniversary of the date hereof, the Term shall automatically extend by one year unless at least thirty days prior to such an anniversary Energen notifies Executive that there will be no such extension, in which event the term shall continue until the later to occur of (i) two years from such anniversary or (ii) three years from the date of the most recent Change in Control, if any.

Section 10.    Binding Effect; Successors.

(a)    This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s personal representative and heirs, and Energen and its successors and assigns including any successor organization or organizations which shall succeed to substantially all of the business and property of Energen, whether by means of merger, consolidation, acquisition of assets or otherwise, including operation of law. Energen will require any such successor to expressly assume and agree to perform Energen’s obligations under this Agreement.

(b)    Without the prior consent of Energen, Executive may not assign the Agreement, except by will or the laws of descent and distribution.

Section 11.    Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to Energen or Employer:
Energen Corporation
605 Richard Arrington Jr., Boulevard North
Birmingham, Alabama 35203
Attention: Chairman

If to Executive:     The address for Executive in
the Employer’s payroll records

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 12.    Miscellaneous. Subject to Section 15, no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Energen. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

Section 13.    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 15. Effect of Code Section 409A and other tax matters. Payments and benefits under this Agreement are intended to be exempt from the requirements under Code section 409A of the Code (“Code Section 409A”), and all provisions of the Agreement shall be interpreted in accordance with the applicable exemptions. To the extent any payment or benefit is subject to Code section 409A, the Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.

Notwithstanding any provision of the Agreement to the contrary, in the event that Energen determines that any payments or benefits may or do not comply with Code Section 409A, Energen may amend this Agreement (without Executive consent) or take any other actions that Energen determines are necessary or appropriate to (i) exempt the payments of benefits hereunder from the application of Code Section 409A or preserve the intended tax treatment of the payment and benefits provided hereunder, or (ii) comply with the requirements of Code Section 409A.

Without limiting the generality of the foregoing, if and to the extent that any payment or benefit under this Agreement is determined by the Employer to constitute “nonqualified deferred compensation” subject to section 409A of the Code, this Agreement shall be administered accordingly, and any such payment provided to an employee who is a “specified employee” (within the meaning of section 409A of the Code and as determined pursuant to procedures established by the Employer) must be delayed for six months from the Date of Termination to comply with section 409A(a)(2)(B)(i) of the Code. The Employer shall set aside those payments or benefits that would have been made but for payment delay required by the preceding sentence, and such amounts will be paid at the end of the delay.

All reimbursements and in kind benefits provided under this Agreement, to the extent subject to the requirements of Code section 409A, shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Executive’s right to a series of benefits or payments under the Agreement shall be treated as a right to a series of separate payments.

[Section 16.    Amendment and Restatement of Prior Agreement. This agreement constitutes a complete amendment and restatement and fully supersedes that certain Severance Compensation Agreement between the parties dated , __ , as amended.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ENERGEN CORPORATION

By
Its _______________________________________

EXECUTIVE
_______________________________________